Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Graham Corporation on Form S-2 of our reports dated February 24, 1997, appearing in the Annual Report on Form 10-K of Graham Corporation for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Rochester, New York
September 11, 1997